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Exhibit 10.28

AMENDMENT TO REDDY ICE HOLDINGS, INC.
2003 STOCK OPTION PLAN

        The Reddy Ice Holdings, Inc. 2003 Stock Option Plan (the "Plan") is amended as follows, effective as of August 8, 2005.

        1.     Section 3(a) of the Plan is amended to add "; and" at the end of clause (ix) thereof and to add the following clause (x) at the end of such Section 3(a):

    "(x) to provide for the early exercise of an Option for Restricted Shares as provided in Section 6(d) below."

        2.     The last sentence of Section 4(a) of the Plan is amended to read as follows:

    "If Shares subject to any Option are not issued, or cease to be issuable for any reason, including (but not exclusively) because an Option is forfeited, terminated, expires unexercised, is settled in cash in lieu of Shares or is exchanged for other Options, or Shares subject to any Restricted Share agreement issued on early exercise of an Option are forfeited, the Shares that were subject to that Option or Restricted Share agreement, as the case may be, shall no longer be charged against the number of available Shares and shall again be available for issue or exercise pursuant to grants of new Options under this Plan to the extent of such forfeiture, termination, expiration, settlement or exchange."

        3.     Section 4(c) of the Plan is amended by adding new paragraph (vii) to read as follows:

          "(vii) If an event or condition described in this Section 4(c) occurs, the Committee shall make applicable adjustments to outstanding Restricted Shares issued on early exercise of Options which are substantially similar to those adjustments set forth above in this Section 4(c)."

        4.     Section 5(e)(i) of the Plan is amended by adding the following at the end thereof:

    "Notwithstanding any provision of this Plan to the contrary, in the event of a Qualified IPO on or prior to August 31, 2005, all unvested Time Based Options outstanding on the closing date of such Qualified IPO shall vest 40% on February 28, 2006, an additional 40% on January 16, 2007 and final 20% on July 1, 2007."

        5.     Section 5 of the Plan is amended by adding the following new Section 5(e)(ii)(4) thereto:

          "(4) Notwithstanding any provision of this Plan to the contrary, upon the closing of a Qualified IPO on or prior to August 31, 2005, all Performance Based Options outstanding on the closing date of such Qualified IPO shall become exercisable in full on such date."

        6.     Section 5(g) of the Plan is amended by adding new clause (iv) to the end thereof:

          "(iv) Notwithstanding any provision of this Plan to the contrary, following a Qualified IPO on or prior to August 31, 2005, unless otherwise determined by a unanimous vote of the Board (without the participation by the Participant if he or she is a member of the Board), (A) if the termination is by the Participant's employer not for Cause (as such term is defined in the Participant's employment agreement if the Participant has a written employment agreement with the employer, or as defined below if the Participant does not have such a written employment agreement) or (B) if termination is by the Participant for good reason (as defined in the Participant's written employment Agreement, but only for Participants in whose employment agreement such term appears), then the Time Based Options held by such Participant shall become vested in full on the date of termination. For purposes of this Plan, in the case of a Participant who does not have a written employment agreement with his or her employer, "Cause" means (i) the commission by the Participant of an act of fraud, dishonesty, embezzlement or the unauthorized disclosure or use of confidential information, (ii) the Participant pleads guilty or no contest to, or is convicted of, any criminal offense involving moral turpitude, (iii) material misconduct by the Participant which could reasonably be expected to adversely affect the Parent or its Subsidiaries, (iv) failure by the Participant to adequately perform the duties for which he or she has been employed, as determined by the Parent in good faith, or (v) material breach by the Participant of the code of conduct of the Parent or its Subsidiaries."

        7.     Section 6(a) of the Plan is amended by adding the following at the end thereof:

    "Only if and to the extent so authorized by the Committee, the Option may be exercised through the written election of the Participant to have Shares withheld by the Parent from the Shares otherwise to be received upon exercise, with such withheld Shares having an aggregate fair market value on the date of exercise equal to the exercise price."

        8.     New Section 6(d) is added to the Plan to read as follows:

            "(d)    Early Exercise For Restricted Shares.    The Committee may provide at the time of grant or any time thereafter, in its sole discretion, that any Option granted at any time under the Plan shall be exercisable with respect to Shares for which it would otherwise not then be exercisable, provided that, in connection with such exercise, the Participant enters into a form of Restricted Share agreement approved by the Committee with respect to the Shares obtained on exercise (which shall be Restricted Shares hereunder). Unless otherwise determined by the Committee, the lapse of restrictions with respect to such Restricted Shares (including, without limitation, in the event of a Change of Control) shall occur on the same schedule, and subject to the same conditions, as the exercisability of the Option under which the Restricted Shares were exercised. Except to the extent, if any, restricted under the award agreement relating to the Restricted Shares, a Participant who receives Restricted Shares on early exercise of an Option shall have all of the rights of a shareholder including, without limitation, the right to vote the Restricted Shares and the right to receive dividends thereon. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during the applicable restriction period, Restricted Shares and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Restricted Share agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of termination of service resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and, unless the Committee determines otherwise, the Company shall retain physical possession of the certificate and the Participant shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Shares."

        9.     Sections 8(a), (c), (d), (e), (f), (g) and (h) shall each be amended by adding "or Restricted Share" after the word "Option" in each place it appears therein.

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AMENDMENT TO REDDY ICE HOLDINGS, INC. 2003 STOCK OPTION PLAN